EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Snyder’s-Lance, Inc.:

We consent to the incorporation by reference in the Registration Statements of Snyder’s-Lance, Inc., No. 333-157482 on Form S-3 and No. 333-168849, No. 333-168321, No. 333-150931, No. 33-58839, No. 333-25539, No. 333-35646, No. 333-104960, No. 333-104961, No. 333-124472, and No. 333-146336 of Snyder’s-Lance, Inc. on Form S-8 of our report dated March 1, 2011, with respect to the consolidated balance sheets of Snyder’s-Lance, Inc. and subsidiaries as of January 1, 2011 and December 26, 2009, and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for each of the fiscal years in the three-year period ended January 1, 2011, and the related financial statement schedule “Valuation and Qualifying Accounts,” and the effectiveness of internal control over financial reporting as of January 1, 2011, which report appears in the January 1, 2011 annual report on Form 10-K of Snyder’s-Lance, Inc.

As discussed in the Summary of Significant Accounting Policies, the Company has changed its method of accounting for business combinations and noncontrolling interests in 2009, due to the adoption of Accounting Standards Codification Subtopics 805 and 810-10.  Additionally, the Company changed its method of accounting for inventories in 2010.

/s/ KPMG LLP

Charlotte, North Carolina
March 1, 2011